SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Aberdeen Street Trust
(Name of Registrant as Specified In Its Charter)

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July 25, 2016

Q&A RE: FREEDOM FUNDS PRELIMINARY PROXY MATERIALS

Q1:

I understand that Fidelity is proposing changes to some of the Freedom Funds. What can you tell me?

A:

That’s correct. The Board of Trustees for the Freedom Funds voted to approve changes to the funds’ management contracts. (This only includes the Fidelity Freedom, Freedom K, and Advisor Freedom Funds.) In addition, the Board is asking shareholders to elect a Board of Trustees for the funds.

It’s important to note that this is a preliminary proxy filing and is subject to change. We expect to mail a final proxy statement to shareholders later in Q3 2016, in advance of a shareholder meeting that is currently scheduled for October 28, 2016.

Shareholders should read the proxy statement when it is available because it contains important information. Shareholders can get a copy of the proxy statement and related shareholder letter at the SEC’s website free of charge.

New Management Contracts

Q2:

How would the proposed management contract differ from each fund’s current management contract?

A:

Currently, the Freedom Funds do not pay a management fee to Fidelity. Instead, most of the expenses of each fund are incurred indirectly through their investments in underlying Fidelity funds. Under the new structure, each Freedom Fund will charge shareholders for all of its operating expenses directly, and most expenses that are currently charged by the underlying funds will be eliminated.

Under the current structure, a Freedom Fund’s decision to sell one underlying fund and buy another can result in shifting expense levels for that Freedom Fund. For example, if, in response to market conditions, Fidelity allocates more of a Freedom Fund’s assets to underlying funds with higher total expenses, your overall expenses as a Freedom Fund shareholder would increase. Under the new structure, most expenses of the underlying funds are eliminated, so investment decisions would generally not affect the overall expenses that Freedom Fund shareholders pay.

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Q3:

Why are you proposing a new management contract? How is it designed to help benefit shareholders?

A:

First, adoption of the new management contract would result in at least a 0.02% (2 bps) total expense reduction for each fund (the amount will vary by fund and shareholders are encouraged to consult the proxy statement for details specific to their fund(s)), relative to the funds’ total expenses as of March 31, 2016.

In addition, the new contract would provide shareholders with more stable and predictable total expenses. A fund’s management fee will be based on a defined fee schedule in which the management fee paid by the fund declines as it approaches its target year and will then continue to decline for a period after the target year is reached. Under the new structure, most expenses of the underlying funds are eliminated, so investment decisions would generally not affect the overall expenses that Freedom Fund shareholders pay.

Q4:

Under the new contract, what is included in the management fee that is paid by shareholders?

A:

The new management fee structure would cover all operating expenses of the funds with the exception of taxes, fees and expenses of the Independent Trustees, brokerage fees, interest, 12b-1 fees, proxy and shareholder meeting expenses, and non-recurring and/or extraordinary expenses, such as litigation.

Q5:

Can you provide an example of the how the total annual operating expenses are expected to be impacted?

A:

Following are two examples for Fidelity Freedom 2025 and the different share classes for Fidelity Advisor Freedom 2025. The tables describe the fees and expenses that may be incurred when you buy and hold shares of each of the funds. Each table of annual operating expenses provided below compares the expenses paid by each of the funds and classes, as applicable, during the fiscal year ended March 31, 2016, to the expenses that would have been paid during the same period if the Proposed New Contract has been in effect.

Fidelity Freedom 2025	Current Expenses (as of March 31, 2016)	Proposed Expenses
Management Fee	None	0.67%
Distribution and/or Service (12b-1) fees	None	None
Other expenses	0.00%	0.00%
Acquired fund fee and expenses	0.69%	0.00%
Total annual operating expenses	0.69%	0.67%

Fidelity Advisor Freedom 2025	Class A Current Expenses	Class A Proposed Expenses	Class T Current Expenses	Class T Proposed Expenses	Class C Current Expenses	Class C Proposed Expenses	Class I Current Expenses	Class I Proposed Expenses
Management Fee	None	0.67%	None	0.67%	None	0.67%	None	0.67%
Distribution and/or Service (12b- 1) fees	0.25%	0.25%	0.50%	0.50%	1.00%	1.00%	None	None
Other expenses	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Acquired fund fee and expenses	0.69%	0.00%	0.69%	0.00%	0.69%	0.00%	0.69%	0.00%
Total annual operating expenses	0.94%	0.92%	1.19%	1.17%	1.69%	1.67%	0.69%	0.67%

Trustee Nominees

Q6:

It also appears that you’re recommending changes to the Trustees. What can you tell me?

A:

Correct. The Board of Trustees for the Fidelity Freedom Funds believes the election of the proposed Trustees is in the best interests of shareholders. There are 11 nominees, of which two are interested nominees.

The nominees include:

•

Abigail P. Johnson (interested)

•

Elizabeth S. Acton

•

John Engler

•

Albert R. Gamper, Jr.

•

Robert F. Gartland

•

Arthur E. Johnson

•

Michael E. Kenneally

•

James H. Keyes

•

Marie L. Knowles

•

Jennifer Toolin McAuliffe (interested)

•

Mark A. Murray

Q7:

It appears that Geoffrey A. von Kuhn is not on the list of nominees. Why?

A:

Geoff von Kuhn has stepped down from his position as an Advisory Board member on the Fidelity Freedom Funds Board given that he retired from Fidelity in June 2016.

Q8:

Why did Mr. von Kuhn leave Fidelity?

A:

Mr. von Kuhn made the decision to retire from Fidelity after working with the firm for eight years.

Q9:

What can you tell me about Mr. Murray?

A:

Mr. Murray also serves as Trustee or Member of the Advisory Board of other Fidelity funds. Mr. Murray is Vice Chairman (2013-present) of Meijer, Inc. (regional retail chain). Previously, Mr. Murray served as Co-Chief Executive Officer (2013-2016) and President (2006-2013) of Meijer, Inc. Mr. Murray serves as a member of the Board of Directors and Nuclear Review and Public Policy and Responsibility Committees of DTE Energy Company (diversified energy company, 2009-present) and a member of the Board of Directors and Audit Committee and Chairman of the Nominating and Corporate Governance Committee of Universal Forest Products, Inc. (manufacturer and distributor of wood and wood-alternative products, 2004-present). Mr. Murray also serves as a member of the Board of Directors of Spectrum Health (not-for-profit health system,

2015-present). Mr. Murray previously served as President of Grand Valley State University (2001-2006), Treasurer for the State of Michigan (1999-2001), and Vice President of Finance and Administration for Michigan State University (1998-1999). Mr. Murray is also a director or trustee of many community and professional organizations.

Q10:

What can you tell me about Ms. McAuliffe?

A:

Jennifer Toolin McAuliffe was the former Co-Head of Fixed Income for Fidelity Investments Ltd (FIL) in London, responsible for Research, Trading, and Operations. Before her appointment as Co-Head, Jenny served as Director of Research for the Credit and Quantitative Teams in London, Hong Kong and Tokyo (FIL) and Director of Research for both Taxable and Municipal Bonds at FMR Co. in Merrimack, NH. Prior to joining Fidelity, Jenny was a lawyer at Ropes & Gray in Boston. She began her career as an international banker at Chemical Bank in NY.

Jenny is a graduate of Dartmouth College, The Fletcher School of Law and Diplomacy and Columbia Law School. She is currently engaged in philanthropic activities working with a number of not-for-profits.

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Investors Against Genocide Proposal

Q11:

I also noticed in your filing that Fidelity Freedom Index 2030 includes the Investors Against Genocide shareholder proposal. What can you tell me?

A:

At shareholder meetings held in the past, numerous funds presented a shareholder proposal sponsored by Investors Against Genocide that requested that the Board adopt oversight procedures to screen out investments in companies that, in the Board’s judgment, substantially contribute to genocide or other crimes against humanity. The shareholders of Fidelity Freedom 2030 Index Fund will be receiving proxy statements related to electing a Board of Trustees and the shareholder proposal will be included in the upcoming proxy materials of the fund.

Q12:

Where does the Board of Trustees stand on the proposal?

A:

The Board of Trustees recommends that shareholders vote “AGAINST” the proposal.

Q13:

Why does the Board take that position?

A:

The Board states the rationale behind its position in the proxy materials, which is as follows:

Fidelity, as investment adviser to the Funds, seeks to achieve the best investment results for each fund consistent with the stated investment policies of the relevant fund. In doing so, Fidelity is obligated to limit such fund’s investments to holdings that are lawful under the laws of the United States. The Fidelity Funds’ Board of Trustees has procedures in place to review Fidelity's performance as investment adviser to the funds, including each fund’s compliance with all applicable laws.

United States law prohibits investments in companies owned or controlled by the government of Sudan. FMR is committed to complying fully with these investment sanctions and any additional investment sanctions that the United States government might enact with respect to companies doing business in Sudan or any other country.

The Fidelity Funds Board of Trustees recognizes and respects that investors, including those investing in the funds, have other investment opportunities open to them should they wish to avoid investments in certain companies or countries. Shareholders of the funds, however, choose to invest based on the specific stated investment policies of the relevant fund. If adopted, this proposal would limit investments by the funds that would be lawful under the laws of the United States. For this reason, the Board of Trustees recommends that shareholders vote “AGAINST” this proposal.

Q14:

Do you think this shareholder proposal will pass?

A:

The results of the vote on this proposal will be determined by shareholders of the fund.

We would never predict the outcome of a proxy vote.

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Before investing, consider the funds’ investment objectives, risks, charges and expenses. Contact Fidelity for a prospectus or, if available, a summary prospectus containing this information. Read it carefully.

The investment risks of each Fidelity Freedom Fund change over time as its asset allocation changes. They are subject to the volatility of the financial markets, including equity and fixed income investments in the U.S. and abroad and may be subject to risks associated with investing in high yield, small cap and, commodity-related, foreign securities. Principal invested is not guaranteed at any time, including at or after their target dates.

Investing in stock involves risks, including the loss of principal.

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